Exhibit 99.1

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

Stephen A. Fowle

Executive Vice President and

Chief Financial Officer

Seacoast Banking Corporation of Florida

(772) 463-8977

SEACOAST BANKING CORPORATION OF FLORIDA

COMPLETES ACQUISITION OF GRAND BANKSHARES, INC.

STUART, FL., July 20, 2015 – Seacoast Banking Corporation of Florida (NASDAQ-NMS: SBCF) (“Seacoast”) announced today the completion of its acquisition of Grand Bankshares, Inc., (“Grand”), effective July 17, 2015, pursuant to a previously announced definitive agreement and plan of merger between Seacoast and Grand.

Under the terms of the definitive agreement, each share of Grand common stock and preferred A stock was converted into the right to receive 0.3114 shares of Seacoast common stock, or a total of approximately 1.09 million shares of Seacoast common stock. Holders of Grand preferred B stock outstanding are entitled to receive a cash payment of $1,000 per share of preferred B stock, or a total of approximately $1.48 million in cash.

The transaction is expected to be immediately accretive to Seacoast’s tangible book value per common share. The transaction is also expected to be accretive to Seacoast’s diluted earnings per common share for the first twelve months after the transaction closes, and thereafter.

Simultaneous with the closing of the merger, Grand Bank & Trust of Florida (“Grand Bank”), Grand’s wholly owned subsidiary, merged with and into Seacoast’s wholly owned subsidiary, Seacoast Bank. Grand had approximately $212 million of assets, $118.5 million of loans and $187.6 million of deposits as of March 31, 2015.

“We are excited to welcome Grand’s customers to Seacoast, said Dennis S. Hudson, III, Seacoast’s Chairman and CEO. This acquisition will more than double our existing market share in the attractive Palm Beach County market, which is one of our fastest growing markets and the second highest county for per capita income in the state of Florida. We are now the third largest Florida-based bank in Palm Beach County.”

Mr. Hudson continued, “This transaction continues our strategic plan of building a community bank that offers the products and services of a large bank, while maintaining the personal touch and engagement of a community bank,”. Seacoast will continue to deliver the high-touch level of service that customers expect, with an expanded branch and ATM network and a broad range of products and expertise in retail, wealth management, small business and commercial banking.”

Transaction Details

Sandler O’Neill & Partners, L.P. served as exclusive financial advisor and Alston & Bird LLP served as legal counsel to Seacoast. Hovde Group, LLC served as financial advisor and Smith Mackinnon, PA served as legal counsel to Grand. Austin Associates LLC provided a fairness opinion to Grand’s board.

Customer Information

Grand Bank customers will benefit immediately from the merger, with access to Seacoast’s full suite of digital banking products, along with 24/7 local Florida-based customer service. Additionally, customers will have fee-free access to both Seacoast and Grand Bank ATMs, as well as to over 1,000 Publix ATMs across the Southeast.

About Seacoast Banking Corporation of Florida

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $3.4 billion in assets and approximately $2.8 billion in deposits following the acquisition of Grand.  The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and its five Accelerate commercial banking centers.  Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties. More information about the Company is available at SeacoastBanking.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same. These statements are subject to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the parties' ability to achieve the synergies and value creation contemplated by the merger; the parties’ ability to retain the customers and deposit share of various market areas; the parties' ability to promptly and effectively integrate the businesses of Seacoast and Grand; the diversion of management time on issues related to the merger; changes in laws or regulations; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Seacoast's most recent Form 10-K report and Form 10-Q report and to Seacoast's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast. Seacoast undertakes no obligation to update or revise any of the forward-looking statements for events or circumstances that arise following the date of this news release, except as otherwise may be required by law.

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